EXHIBIT (99)(e)

CONSENT

I, Wallace D. Malone, Jr., hereby consent to being named in the Joint Proxy Statement-Prospectus included in the Registration Statement on Form S-4 filed by Wachovia Corporation (“Wachovia”) in connection with the Agreement and Plan of Merger, dated as of June 20, 2004, between Wachovia and SouthTrust Corporation (“SouthTrust”) as a person who will become a director of the surviving corporation of the merger of SouthTrust with and into Wachovia.

/s/ WALLACE D. MALONE, JR.
Wallace D. Malone, Jr.

Dated: July 9, 2004